Exhibit 99.6
GUARANTEE

THIS GUARANTEE (this “Guarantee”) is dated as of April 1, 2009 and by The Dow Chemical Company, a Delaware corporation (the “Guarantor”).

W I T N E S S E T H :

WHEREAS, Rohm and Haas Holdings Ltd. (“Holdings”), as issuer, and Rohm and Haas Company (the “Company”), as guarantor, executed and delivered an Indenture, dated as of April 1, 1990, (as the same may be amended or supplemented from time to time, the “Indenture”), among Holdings, the Company and The Bank of New York Mellon, as successor to The Philadelphia National Bank, as trustee (the “Trustee”), providing for the issuance of Holdings’ 9.80% Debentures due 2020 (the “Debentures”);

WHEREAS, on the date hereof, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 10, 2008, the Company has become a wholly owned subsidiary of the Guarantor;

WHEREAS, the Guarantor is undertaking to execute and deliver this Guarantee to provide a guarantee by the Guarantor of the obligations of Holdings and the Company under the Debentures on the terms set forth herein;

NOW THEREFORE, for good and valuable consideration, the Guarantor hereby covenants and agrees for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

Section 1.1.  Definitions.  For all purposes of this Guarantee, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms defined herein and in either of the Indentures shall have the meanings assigned to them herein.  All capitalized terms not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Section 2.1. Unconditional Guarantee.  The Guarantor hereby unconditionally and irrevocably guarantees, as principal obligor and not only as a surety, to the Persons in whose name a Note is registered in the Security Register for the Debentures (the “Holders”) and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Company’s obligations under the Debentures, that the due and punctual payment of the principal of, sinking fund payment, if any, premium, if any, or interest on the Debentures, when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise, shall be duly and punctually paid when due according to the terms of the Indenture and the Debentures.

In case of the failure of the Company punctually to pay any such principal, sinking fund payment, if any, premium, if any, or interest, the Guarantor hereby agrees, upon the receipt of written notice from the Trustee or the Holders of such failure, to cause any such payment to be made within five (5) days of such notice.

The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice (except pursuant to the immediately preceding paragraph) with respect to the Debentures, and all demands whatsoever, and covenants that the Guarantee will not be discharged except by complete performance of the obligations contained in the Debentures and in the Guarantee.

The Guarantor shall be subrogated to all rights of the Holders against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not, without the consent of the Holders of all of the Debentures then outstanding, be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on all Debentures shall have been paid in full or payment thereof shall have been provided for in accordance with the Indenture.

Notwithstanding anything to the contrary contained herein, if following any payment of principal or interest by the Company on the Debentures to the Holders it is determined by a final decision of a court of competent jurisdiction that such payment shall be avoided by a trustee in bankruptcy (including any debtor-in-possession) as a preference under 11 U.S.C. Section 547 and such payment is paid by any such Holder to such trustee in bankruptcy, then and to the extent of such repayment, the obligations of the Guarantor hereunder shall remain in full force and effect.

The Guarantor hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened prior to the creation and issuance of this Guarantee and to constitute the same as the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, have been done and performed and have happened in due and strict compliance with applicable laws.

Section 2.2.  Substitution of the Guarantor.  Another entity may be substituted for the Guarantor if: (i) such entity (the “Substitute Guarantor”) is a corporation, company, partnership, or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, (ii) such Substitute Guarantor expressly assumes all of the obligations of the Guarantor under this Guarantee by an instrument substantially similar to this Guarantee; and (iii) immediately after giving effect to such substitution, the Debentures are rated Investment Grade by one or both of the Rating Agencies.  Upon any such substitution pursuant to this Section 2.2, the Guarantor shall be immediately and automatically discharged and released from all obligations under this Guarantee without any further action.

Section 2.3. Release of the Guarantor. The Guarantor will be automatically discharged and released from all obligations under this Guarantee without any further action required if (i) the Debentures have been paid in full or are no longer Outstanding, (ii) the Guarantor is dissolved or liquidated or (iii) if the corporation that is then the “Company” (for purposes of this clause (iii) only, as such term is defined under the Indenture) is no longer a corporation of which more than 50% of the total ordinary voting power of shares of capital stock entitled to vote in the election of directors is owned, directly or indirectly, by the Guarantor.

ARTICLE 3

Section 3.1.  Governing Law.  This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.2.  Third Party Beneficiary.  This Guarantee shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Trustee and the Holders as they exist from time to time.  Other than the Trustee and the Holders, no other Person shall have any rights under this Guarantee or be deemed a third party beneficiary of this Guarantee.

Section 3.3.  Severability.  If any provision in this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.4.  Compliance with Law.  This Guarantee may be amended without the consent of the Trustee or the Holders to the extent necessary in order to comply with applicable law.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed as of the date first above written.

THE DOW CHEMICAL COMPANY, as the Guarantor

By:	/s/ Fernando Ruiz
Name: Fernando Ruiz
Title: Corporate Vice President and Treasurer